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As Filed with the Securities and
Exchange Commission on September 28, 1998                       File No. 70-9095



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            ---------------------------------------------------------

                        POST-EFFECTIVE AMENDMENT NO.5 TO
                             APPLICATION-DECLARATION
                                   ON FORM U-1
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

        -----------------------------------------------------------------

                                    CONECTIV
                                 800 King Street
                              Wilmington, DE 19899

                   -------------------------------------------
                  (Names of companies filing this statement and
                   addresses of principal executive offices)


                                    CONECTIV
             -------------------------------------------------------
                 (Name of top registered holding company parent)

                                Louis M. Walters
                                    Treasurer
                                    Conectiv
                                 800 King Street
                              Wilmington, DE 19899

              ----------------------------------------------------
                   (Names and addresses of agents for service)


The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                 Peter F. Clark, Esq.              Joyce Koria Hayes, Esq.
                 Conectiv                          7 Graham Court
                 800 King Street                   Newark, DE  19711
                 Wilmington, DE  19899




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Item 1 (a) of Post-Effective Amendment No. 4 to the Application-Declaration as
previously filed is hereby amended in its entirety as follows:

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTIONS:

         (a) Furnish a reasonably detailed and precise description of the proposed transaction, including a statement of the reasons why it is desired to consummate the transaction and the anticipated effect thereof. If the transaction is part of a general program, describe the program and its relation to the proposed transaction.

A.  Background.

         Conectiv, a Delaware corporation, previously filed an Application/Declaration on Form U-1 with the Securities and Exchange Commission (the "Commission") requesting authorization under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), to consummate certain transactions resulting in the acquisition by Conectiv of all of the outstanding voting securities of Delmarva Power & Light Company, a Delaware and Virginia corporation and an operating public utility company ("Delmarva"), and Atlantic City Electric Company, a New Jersey corporation and an operating public utility company ("ACE") (File No. 70-9069)(ACE and Delmarva may be referred to from time to time as the "Utility Subsidiaries." Subsidiaries other than the Utility Subsidiaries may be referred to as the "Nonutility Subsidiaries." Conectiv and its Utility Subsidiaries and Nonutility Subsidiaries may be referred to as the "Conectiv System" or the "System.") The order approving the merger was issued on February 25, 1998 (Release No. 26832). Pursuant to the order issued in this file dated February 26, 1998 (Release No. 35-26833) (the "Order"), Conectiv was authorized to issue, from the date of the Order through December 31, 2000 (the "Authorization Period"), up to an aggregate of $500 million in common stock, par value $0.01 per share (the "Common Stock"). However, Conectiv requested that the Commission reserve jurisdiction over the issuance of long-term debt. Conectiv was also authorized to have up to $500 million of short-term debt at any one time outstanding during the Authorization Period. The Common Stock could be issued in public distributions effected through competitive bidding among, or private negotiations with, underwriters, dealers or agents or through private placements or other non-public offerings to one or more persons. In addition, Conectiv was authorized to issue up to ten million shares of common stock in the aggregate through the Conectiv Incentive Compensation Plan and future compensation plans(1) and/or the Dividend Reinvestment Plan. The Order also reserved jurisdiction over the participation in the Conectiv System Money Pool by any subsidiaries acquired subsequent to the effective date of the Order. Financings authorized in the Order are subject to certain limitations contained therein as follows:

         (i) Conectiv's common equity will be at least 30% of its consolidated capitalization, as adjusted to reflect subsequent events that affect capitalization; (ii) the effective cost of money on long-term debt securities will not exceed 300 basis points over comparable term U.S. Treasury securities and the effective cost of money on short-term securities will not exceed 300 basis points over the comparable term London Interbank Offered Rate ("LIBOR"); (iii) maturity of indebtedness will not exceed 50 years; and (iv) the underwriting fees, commissions, or similar remuneration paid in connection with the issue, sale or distribution of a security will not exceed 5% of the principal amount of the financing.

--------------
(1) The maximum number of shares that may be issued pursuant to benefit plans may not exceed 5 million shares. On September 18, 1998 a notice was issued (Release No. 26917) of a proposed clarification that, pursuant to this authority, shares of Conectiv common stock may also be issued under outstanding options issued under the Delmarva Long-Term Incentive Plan that existed prior to the Merger.


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The Order also noted that "The proceeds from the sale of securities in external financing transactions will be used for general and corporate purposes including: (i) the financing of capital expenditures of the Conectiv System including investments in Exempt Wholesale Generators ("EWG") and Foreign
Utility Companies ("FUCO"); (ii) the financing of working capital requirements of the Conectiv System; (iii) the aquisition, retirement, or redemption of existing securities; and (iv) direct or indirect investment in companies approved under an order of the Commission or exempt under rule 58 or Section 34 of the Act."

B.  Authorizations Sought:

        Subject to the foregoing terms and restrictions except that the maturity of the long-term debt will not exceed 15 years, the purpose of this filing is to delete the request for a reservation of jurisdiction over the issuance of long-term debt in an amount not to exceed $250 million, and when combined with the proceeds of any Common Stock issued during the Authorization Period (other than Common Stock issued pursuant to the Conectiv Incentive Plan or Dividend Reinvestment Plan) in an amount not to exceed $500 million. Conectiv requests that such authorization be issued as quickly as possible, and that the Commission reserve jurisdiction over the issuance of the balance of the $250 million of long-term debt originally requested. It is also requested that jurisdiction continue to be reserved over the issuance of securities that do not qualify for issuance pursuant to Rule 52 There is also pending in this file a request for an increase in short-term debt authorization for Conectiv to $300 million, for participation by Petron Oil Corporation in the Conectiv System Money Pool and for the issuance of Common Stock by Conectiv under the old Delmarva Incentive Plan. The notice with respect to these transactions was issued on September 18,1998 (Release No. 26917).

         Conectiv is a combination company deriving revenues from the sale of both electricity and natural gas at the wholesale level. As of June 30, 1998, Conectiv's consolidated balance sheets reflect gross investments $245.6 million in gas utility plant and $156.1 million in common utility plant. For the twelve months ended June 30, 1998, Conectiv's consolidated statements of income reflected $304.4 million in operating revenues from natural gas. The authorization sought herein is consistent with that issued for Cinergy Corp., Holding Company Act Release No. 26909 dated August 21, 1998 (1998 SEC LEXIS
1794).


C. Compliance with Rule 54:

         Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rules 53(a)(b)(c) are satisfied. As demonstrated below, such rules are satisfied.

         Rule 53 requires that the aggregate investment in EWGs and FUCOs not exceed 50% of a system's consolidated retained earnings. Conectiv and its subsidiaries will not make any investments in EWGs and FUCOs that cause it to exceed that limitation, unless the Commission otherwise authorizes. Currently Conectiv has one insignificant indirect interest in an EWG. DCTC-Burney, Inc., an indirect subsidiary of Conectiv, holds a 45% direct and indirect interest in Burney Forest Products, a Joint Venture, which is an EWG. As of December 31, 1997, the book value of the investment was $0.


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         Conectiv and its subsidiaries will maintain books and records to identify the investments in and earnings from EWGs and FUCOs in which they directly or indirectly hold an interest, thereby satisfying Rule 53(a)(2). In addition, the books and records of each such entity will be kept in conformity with United States generally accepted accounting principles ("GAAP"), the financial statements will be prepared according to GAAP, and Conectiv undertakes to provide the Commission access to such books and records and financial statements as it may request.

         Employees of Conectiv's domestic public-utility companies will not render services directly or indirectly to any EWGs or FUCOs in the Conectiv System, thereby satisfying Rule 53(a)(3).

         Conectiv, in connection with any Form U-1 seeking approval of EWG or FUCO financing, will submit copies of such Form U-1 and every certificate filed pursuant to Rule 24 with every federal, state or local regulator having jurisdiction over the retail rates of the public utility companies in the Conectiv System. Rule 53(a)(4) will be correspondingly satisfied.

         None of the conditions described in Rule 53(b) exists with respect to Conectiv, thereby satisfying Rule 53(b) and making rule 53(c).




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                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment No. 5 to Form U-1 to be signed on their behalf by the undersigned thereunto duly authorized.


                                                 CONECTIV

                                                 /s/ L. M. WALTERS
                                                 -----------------
                                                 L. M. Walters
                                                 Treasurer

                                                 Dated:  September 28, 1998